STOEL RIVES LLP
                                 ---------------
                                    ATTORNEYS

                                One Union Square
                        600 University Street, Suite 3600
                         Seattle, Washington 98101-3197

                            Telephone (206) 624-0900
                               Fax (206) 386-7500

                                 May 28, 1999



MICROVISION, INC.
19910 North Creek Parkway
Bothell, WA  98011-3008

Gentlemen:

     We have acted as counsel for Microvision, Inc. (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 covering 143,075 shares of Common Stock, no par value, of the Company (the "Shares"), warrants to purchase 143,075 shares of Common Stock (the "Warrants"), and 143,075 shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records, and other instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that the Shares, the Warrants and the Warrant Shares are duly authorized and, when issued and sold, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        STOEL RIVES LLP